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                                                                     EXHIBIT 2.2


                      CONTRACT FOR SALE OF PARTICIPATIONS
                            OF UNIMAND ESPANA, S.L.


Made in Barcelona, on this 30 day of June 1999.

                                       I
                                    PARTIES


Of the one part,


Mr. DIDIER PATRICK ANDRE BRIAUD, of full age, French national, domiciled at Saint Martin en Biere, 6 Rue des Plantes, Macherin (France), and bearer of Passport number 98LZ22358.


Mr. FRANCISCO MURO, of full age, French national, domiciled at Gava (Barcelona), C/ Cadaques number 3, 1(o) 1(a), and bearer of French Passport number 88DP56899.

And of the other part,


Mr. PAUL JOSEPH BENNETT, of full age, Irish national, domiciled at Dr. Benthemstraat 107, 7514 CL Enschede, The Netherlands, and bearer of Passport
number         .


                                       II

                                    THEY ACT


Mr. Briaud for and on behalf of DIFFUSION ARTISTIQUE ET MUSICALE D.A.M, S.A. (hereinafter DAM), a registered company, whose registered office is 17 Rue Paul Seramy, 77300 Fontainebleau, filed into the Chamber of Commerce of Montereau with number K BIS B.303.952.519. He states that he is duly empowered to sign the present Contract by his position as President and Managing Director of the Company.

Mr. Francisco Muro, on his own name and behalf.
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The second party, for and on behalf of UNIVERSAL ELECTRONICS, BV a Dutch registered company, whose registered office is Javastraat 92, 7512ZK Enschede, The Netherlands, filed into the Commercial Register of the Chamber of Commerce and Industries for Veluwe en Twente with number 06067125, who is empowered to sign the present Contract.

The parties by mutual agreement, for the better understanding of this Contract, subscribe to the following:

                                      III

                         DEFINITIONS AND ABBREVIATIONS

The following definitions are applicable to the terms used in this Contract and in its APPENDICES.

The Contract            The present Contract, its appendices, and any documents
                        which may amend or novate it.

The Company             The Spanish company UNIMAND ESPANA, S.L., whose
                        registered office is at calle Las Torres n(o) 58, Sant
                        Joan Despi, Barcelona, registered in the Mercantile
                        Register of Barcelona, on folio 98, volume 26.372, page
                        B-101.622, holder of C.I.F. number B-60-419.124.

The Participations      EIGHT THOUSAND (8,000) participations of nominal value
                        1,000 Pesetas each, no. 1 to 8,000, both inclusive, of the company of UNIMAND ESPANA, S.L., which correspond to the 100% of the share capital of this company

The Sellers             DAM and Mr. FRANCISCO MURO, which appears in Section II
                        of this Contract.

The Purchaser           The company UNIVERSAL ELECTRONICS, BV, which appears in
                        Section II of this Contract.

The Signature Date      Today's date, on which there shall take place the
                        effective purchase of the Participations by UNIVERSAL
                        ELECTRONICS, BV.

Having made the preceding definitions, the parties:


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                                       IV
                                    DECLARE

I. Whereas DAM is owner of 5,600 participations numbers 1,501 to 7,100 both inclusive of the Company, which represents 70% of the total sharecapital.

II. Whereas Mr. FRANCISCO MURO is owner of 2,400 participants numbers 1 to 1,500 and 7,101 to 8,000, all inclusive of the Company, which represents 30% of the total sharecapital.

III. Whereas the Participants the subject of the present Contract are free of all charges and encumbrances, and are not subject to any pledge or guarantee, and they are not affected by any purchase option right.

IV. Whereas THE SELLERS are prepared to warrant the truthfulness of the representations with regards the status and assets of UNIMAND ESPANA, S.L., in the terms and subject to the limits herein.

V. Whereas THE SELLERS are interested to sell the Participations to THE PURCHASER and THE PURCHASER is interested to purchase them.

VI. Whereas the present transaction can not be executed before Spanish Public Notary on today's date due to the individual acting on behalf of DAM has not his representation documents officially granted and apostilled according to the Hague Convention. For this reason, the parties agree to grant this transaction as a private document on today's date, subject to resolutory condition that the public deed of transfer is granted before July 20, 1999 before Spanish Public Notary, as set forth below.

IN PURSUANCE WHEREOF, the parties mutually and reciprocally recognising their respective legal capacity to contract and bind themselves, and in particular as to the execution of the presents, hereby execute the present CONTRACT FOR SALE OF PARTICIPATIONS, subject to the following:
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                                       V
                                    CLAUSES

1.-OBJECT

Subject to the terms and conditions set forth in this Contract, THE SELLERS sell and transfer the EIGHT THOUSAND (8,000) Participations which represents 100% of the sharecapital of the Company to THE PURCHASER, which buys and acquires them free of charges and encumbrances.

The total respective dividends corresponding to such holding from the Signature Date shall be attributed to THE PURCHASER as of the Signature Date. THE SELLERS declares that there are no dividends pending payment corresponding to periods prior to said date and expressly renounces and waives any right to such said dividends.

2.-PRICE AND MANNER OF PAYMENT

2.1  PURCHASE PRICE.

The Purchase Price for the Participations is established at 724,600 Euros. This Price has been freely fixed by the contracting parties.

2.2  MANNER OF PAYMENT

THE PURCHASER advance the payment of the total Purchase Price to THE SELLERS, with the resolutory condition that this transaction is executed before Spanish Public Notary determined by THE PURCHASER before July 20, 1999. In case that the transfer is not formalised before Public Notary before such date, this transaction will be resolved and THE SELLERS shall return the advanced payment immediately to the PURCHASER.

The advanced payment of the total Purchase Price is distributed as follows:

- THE PURCHASER pays 507.220 Euros to DAM by way of wire transfer to the account number 14806 00088 280 570 84000 51, of the French Bank CREDIT AGRICOLE, Swift code AGRI FR PP 848.

- THE PURCHASER pays 217.380 Euros to Mr. FRANCISCO MURO by way of wire transfer to the account number 2013 0049 15 0201089064 of the Spanish Bank CAIXA DE CATALUNYA, Swift code CESCESBB.

The execution of this Contract of Sale constitutes the most effective receipt for the Purchase Price which is paid.

2.3 COMPLETION.

In accordance with the Spanish Law in force, the present transaction shall be executed in a public document before a Spanish Notary Public determined by THE PURCHASER before July 20, 1999. It shall be also fulfilled the following condition precedent:

- Delivery to the satisfaction of THE SELLER of Minutes and Certificate of the General Shareholders Meeting of the company, dated June 30, 1999, whereby the resignation of Mr. DIDIER PATRICK ANDRE BRIAUD as Sole Administrator of the Company, and the appointment of UNIVERSAL ELECTRONICS, BV as Sole Administrator of the Company, are agreed.

If the transfer is not formalised before Public Notary before such date, this transaction will be resolved and THE SELLERS will be obliged to return the advanced payment of the total Purchase Price immediately to the PURCHASER.

3.-REPRESENTATIONS AND WARRANTIES BY THE PARTIES

3.1. BY THE SELLERS

THE SELLERS confirm to THE PURCHASER that all the representations and warranties attached as APPENDIX 1 and all contained in this agreement are true and accurate, and accepts in the terms established in Clause 4, all liability arising from any misrepresentation or inaccuracy therein. THE SELLERS also confirm that none of the representations and warranties contained in this Contract contains a misrepresentation which could materially affect THE PURCHASER as potential investor.

3.2. BY MR. DIDIER PATRICK ANDRE BRIAUD.

Mr. Briaud represents and warrants that he is duly empowered to represent DAM in this transaction by his post as President and managing Director of DAM, and that his appointment is in force today and will be in force until the public deed of transaction is executed as set forth above. Mr. Briaud also represents and warrants that the document of his appointment will be recorded in the Company's Register where DAM is recorded and that he will obtain the necessary documentation notarised and apostilled according to the Hague Convention before July 20, 1999.

3.3. BY THE PURCHASER

THE PURCHASER represents and warrants to THE SELLERS:


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a)   That THE PURCHASER is a lawfully constituted company and that it has sufficient power and capacity to enter into and sign the present Contract and conduct all the acts, actions, businesses and transactions which should be conducted by virtue of the present document and that it has all requisite and sufficient company resolutions and agreements in that respect and does not require any other authorisation.

b) That the execution and development by THE PURCHASER of the purchase herein and the communication of the transactions shall not in any way give rise to a conflict or violation of its Articles of Association, or agreements of any type or legislation or regulations thereto applicable.

In the event that any of the representations of THE PURCHASER or THE SELLERS is incorrect or untrue, or in the event of non compliance, in whole or in part of any of the substantial acts or obligations of THE PURCHASER or THE SELLERS under this Contract, that could materially affect THE SELLERS or THE PURCHASER, these may, at their own election, chose to proceed with execution of the present Contract or may resolve the Contract, without prejudice to any other rights and claims available under law.

4.-LIABILITIES BY THE SELLERS

4.1 THE SELLERS shall be jointly and severally, personally and unlimitedly liable under the terms established in this Clause, for any misrepresentation and/or inaccuracy contained in this Contract and in particular representations and warranties set out in Clause 3 and attached as APPENDIX 1, and shall be jointly and severally, personally and unlimitedly liable to the Company and THE PURCHASER in relation to any possible claim by THE PURCHASER and/or the Company as a consequence of the application of the present Contract, including, by way of illustration, the liability which may derive from any misrepresentation or inaccuracy in the representations and warranties given by THE SELLERS.

4.2 THE SELLERS shall be jointly and severally, personally and unlimitedly liable to THE PURCHASER and the Company with respect to any liability, known or unknown, including of a tax, social security, administrative, commercial or of any other nature which is claimed against the Company and which derive from any administrative or judicial actions or procedures which may be derived from any acts or omissions prior to Signature Date, which the Company may have to meet. In particular, without prejudice to other liabilities, THE SELLERS shall be jointly and severally, personally and unlimitedly liable to THE PURCHASER and the Company, with respect to the following contingencies which may arise in the
Company:


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     a)   Liabilities of a tax nature, in relation to all taxes, rates or levies, including fiscal license taxes/trading licenses and taxes which may derive from any acts or omissions or periods prior to the Signature Date, although these may be claimed subsequent to said date.

     b) Labour or Social Security liabilities, which may derive from any act or omissions prior to the Signature Date.

     c) Administrative proceedings and authorisations which are required for the Company.

     The compensation for all matters included herein shall be the total liability which the Company may have to meet, together with interest, fines and expenses incurred including the costs of defence which the Company and/or THE PURCHASER may have to meet.

4.3 The responsibilities and guarantees of THE SELLERS described in the present Contract and the appendices thereto, regarding claims, events, contingencies as a result of incidents prior to the Signature Date shall expire in accordance with their statutory/legal prescription period.

4.4 No claim under this contract related with the balance sheet dated March 31, 1999, attached as Appendix 2, may be presented if the total claimed is less than TEN THOUSAND EURO (10,000 Euro). Such total may consist in one sole claim or the total of various. Once such level of claim against THE VENDORS is reached, all claims will be payable.

5.-PROCEDURE TO BE FOLLOWED IN THE EVENT OF CLAIMS

5.1 In case the Company should be officially claimed for any obligation or responsibility incurred prior to today's date and included in the previous clause, the latter should be duly notified to THE SELLERS and THE PURCHASER. Said communication should take place within the seven (7) working days following its reception.

5.2 The Company will be the one dealing with the exercise or formulation of actions, appeals or opposition to the obligation or responsibility thereby claimed.

5.3 Any cost and expenses including deposits, previous payments or consignments that derive or are necessary for such opposition or claim will be directly charged to the Company.


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5.4  Should the final resolution or sentence from the competent authority, or agreement reached by both parties, establish an obligation or responsibility, THE SELLERS shall pay the amount claimed or, in case the Company has already paid, reimburse within a maximum of 30 days 100% of the corresponding amount, in addition, if applicable, the amounts borne for concepts outlined in the previous paragraph, together with interests, fines and expenses incurred.

6.-JOINT AND SEVERAL LIABILITY AND SUBROGATION

THE SELLERS shall be jointly and severally, personally and unlimitedly liable to the Company, THE PURCHASER and/or any other person or entity which in the future might acquire all or part of the Participations, for all obligations for which the former are liable by virtue of this Contract.

The liability extends in particular to the liability which might derive from the misrepresentation or inaccuracy of the representations and warranties for which THE SELLERS are liable, established in this Contract.

In the event of the subrogation of a said third party in the present Contract, THE SELLERS shall be notified of the same.

7.-COSTS AND TAXES

Except as may otherwise be expressly provided in this Contract, the taxes arising from the performance and execution hereof shall be borne by such party as is specified by Law. The expenses arising from such performance and execution shall be borne and payable by the party which causes them. The expenses corresponding to the protocol registration of the transactions foreseen in the present document shall be borne by THE PURCHASER.

8.-COMMITMENT NOT TO SELL THE PARTICIPATIONS AND RESOLUTION

Since THE SELLERS will have the title deeds of the Participations until the execution of the present transaction before Spanish Public Notary, THE SELLERS individually and personally commit, represent and warrant to THE PURCHASER that they will not sell the Participations to third parties in any case.

In the event of any of the parties being in breach of its obligations, including the non fulfillment of the granting of the public deed of transfer, the other party may demand the performance or rescission of same, according to
Article 1.124 of the Spanish Civil Code.

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

All the above is without prejudice to any actions and claims which are available under law.

9.-ARBITRATION AND LAW

The parties declare their wish to settle amicably and by way of appropriate negotiations any differences or disagreements which may arise in the performance and execution of this Contract.

This notwithstanding, if no amicable settlement is reached, both parties agree to refer their differences to legal arbitration by a sole arbitrator, and for such purposes submit the appointment of the arbitrator and administration thereof to the ARBITRATION COURT OF BARCELONA, and covenant to comply with the decision of such arbitration.

Should judicial formalization or execution of the arbitration award be necessary, the parties expressly submit themselves to the Courts of Barcelona, expressly renouncing any other jurisdiction that may correspond to them.

This Contract is to be governed in all respects by Spanish Law.

10.-NOTICES

All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed duly given if and when delivered personally or sent by certified mail (return receipt requested, postage prepaid) to the other party at its respective address first above written, or as subsequently changed by notice duly given.

11.-PRIOR AGREEMENTS

This Contract replaces and renders void any antecedent agreement and contract signed between the parties.

12.-MODIFICATIONS AND ADDENDA

Any amendment or addenda to the present Contract will be valid only if the effect thereof is expressly stated and signed by both parties. In such event, apart from the Clauses expressly modified, the remaining Clauses of the Contract will remain valid, and, therefore, fully enforceable.

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
13.-VOID CLAUSES

If any of the Clauses of the present Contract should be void or inapplicable, the validity of the remaining provisions shall not be effected and shall remain in force.

This Agreement is executed in THREE (3) original parts in English language.

IN WITNESS WHEREOF, the parties sign this Agreement in the place and the date first above written.

THE SELLERS:


/s/ Francisco Muro
-----------------------------------------------
Signed: Mr. Francisco Muro


-----------------------------------------------
Signed: DIFFUSION ARTISTIQUE ET MUSICALE D.A.M, S.A.
Represented by Mr. Didier Patrick Andre Briaud


THE PURCHASER:


------------------------------------------------
Signed: Mr. UNIVERSAL ELECTRONICS, BV
Represented by Mr. Paul Joseph Bennett


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
                                   APPENDIX I

                         REPRESENTATIONS AND WARRANTIES


DAM and Mr. FRANCISCO MURO (hereinafter, "the Sellers") confirm to UNIVERSAL ELECTRONICS, BV (hereinafter, "the Purchaser") that the following representations and warranties are true and correct, and accepts any liability which may arise from their untrueness. No representation or warranty expressed in the present document contains a misrepresentation which could materially affect the Purchaser as a potential investor. The present representations and warranties are an essential part of the Contract for Sale of Participations, forming with it a unity.

The Sellers represent and warrant to the Purchaser in respect of the Company its business and assets the following:

1.   AUTHORITY

     The Sellers have the right, power and authority to enter into and perform their obligations under this Agreement and this Agreement constitutes obligations binding on the Seller in accordance with its terms.

2.   THE COMPANY

     The Company UNIMAND ESPANA, S.L. has full legal personality under the laws of Spain, and holds all the permits and licenses needed in order to pursue and develop its business activities, with the exception set forth in point 8 below, together with full power to deal with its properties and assets.

     UNIMAND ESPANA, S.L. is a Spanish registered company, whose registered office is at Calle Las Torres number 58, Sant Joan Despi (Barcelona), and was incorporated before the Notary Public of Barcelona, Mr. Antonio Lopez-Ceron y Ceron, executed on November 15, 1993, and is registered in the Mercantile Register of Barcelona, on folio 98, volume 26.372, page B-101.622, holder of C.I.F. number B-60/419.124.

3.   QUALIFICATION TO DO BUSINESS

     The Company has the complete power to own or to lease its property and to carry on the business as now being conducted by it under the laws of the jurisdiction in which it is incorporated, being the only jurisdiction in which the nature of the business conducted by it or the property owned or leased by it makes such qualification necessary.

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4.   SHARE CAPITAL

     The issued and outstanding participations of the Company have been authorised and are validly issued and fully paid, and all such participations are owned directly by the Sellers free and clear of any and all liens, pledges, charges, claims, restrictions or agreements of any kind.

     The share capital of the Company is 8,000,000 Pesetas fully paid up, represented by 8,000 participations, numbered from 1 to 8,000, inclusive, with a nominal value of 1,000 Pesetas each, all enjoying the voting and financial rights, proportional to their respective nominal value.

     The participations held by the Sellers are free of all charges and encumbrances, and no purchase option rights have been created over the same. No person has a right to call for the allotment or transfer of any participation in the Company.

     All the participations issued enjoy the financial rights corresponding to its nominal value, and therefore, with respect to the distribution of company profits and to the resulting net assets of the company on liquidation and to the preferential subscription right on the issue of new participations.

     All the participations have the voting rights corresponding to its nominal value and there are no preference participations which grant any benefit over the ordinary participations. All the participations belong to the same class and have the same political and economical rights.

5.   NO OPTIONS

     The Company is not party to any agreement or commitment or has outstanding any option, warrant or convertible security that would require it, at some future date or upon the happening of some event, to issue any additional participations or any other participations or debentures, nor does it have the right or option to require any holder of its outstanding participations to make any further contributions to its capital or to purchase any additional participations.

6.   BYLAWS

     The Bylaws of the Company are up to date and are those filed in the Mercantile Register.


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
7.   CORPORATE RECORDS

     The corporate records and minute books (or their equivalent) of the Company contain complete and accurate minutes of all meetings of and copies of all resolutions passed by the directors and members of the Company since its incorporation. All such meetings were duly called and held, all such resolutions were duly passed and the members registers, registers of transfers and other corporate registers of the Company are complete and accurate in all material respects.

8.   LICENSES AND COMPLIANCES

     The Company has obtained all licences, permissions, authorisations and consents (referred to collectively as "Licenses") required in order to conduct the businesses now carried on, except for the licence of activity of the City Council, which has not been applied yet, due to the fact that the company has recently moved to new premises. All such licences are in full force and effect and not subject to any onerous conditions and all reports, returns and information required by law or as a condition have been duly made or given to the appropriate authority and no notice has been received that any Licence is likely to be revoked. The Company has concluded and is conducting its business in compliance in all respects with all applicable laws, rules and regulations of the jurisdiction in which its business is carried on and has not been and is not now in breach of any such laws, rules or regulations.

9.   LITIGATION

     Except as plaintiff in the collection of debts rising in the ordinary course of business and the proceeding and claim with regards MEL GROUP, S.L./RAYTEL SOUND VISIONS, S.L. (65/1999 file of the Alcorcon Courts), the Company is not a plaintiff or defendant in or otherwise a party to any litigation, arbitration or administrative proceedings which are in progress, nor have such proceedings been threatened by or against the Company or any of its assets nor, are there any fact or circumstances likely to give rise to any such litigation, arbitration or administrative proceedings.

10.  INSOLVENCY

     No receiver or trustee (or the equivalent thereof) has been appointed of the whole or any part of the assets or undertaking of the Company. No petition has been presented, no order has been made and no resolution has been passed for the winding-up (or the equivalent thereof) of the Company in the jurisdiction where it is incorporated. The Company has not stopped payment of its debts and is not insolvent or unable to pay its debts within


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
     the meaning of the insolvency or bankruptcy legislation in its jurisdiction of incorporation.

11.  FAIR TRADING

     11.1 The Company is not party to any agreement, arrangement or concerted practice which is or must be registered under any legislation in any jurisdiction in which it carries on business or which contravenes any cartel or fair trading legislation.

     11.2 The Company does not conduct any business or is party to any agreement, arrangement or transaction which contravenes any legal limitation on prices, is required in whole or in part to be registered, filed or recorded in any jurisdiction in order to be valid and has not been so registered, filed or recorded.

12.  NO DEFECTIVE SERVICES

     The Company has not supplied Services which are, or were or will become in any respect faulty or defective or which do not comply in any material respect with any warranties and representations expressly or implicitly made by the Company or with all applicable regulations, standards and requirements in respect thereof.

13.  ACCURACY OF BOOKS AND RECORDS

     The Company possesses and maintains up to date the statutory accounting books, together with all auxiliary books necessary for the proper development of the activity of the Company.

     It has also duly complied with and is up to date in relation to the Minute book, Tax and Social Security Returns, and other documents which the Company is legally obliged to maintain.

     It has also filed it annual accounts in the Barcelona Mercantile Register within the period established under current legislation.

     The books and records, financial and otherwise, of the Company fairly and correctly set out and disclose in all respects the financial position of the Company as of the date hereof and all financial transactions of the Company have been fully and accurately recorded in such books and records.


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
14.  ACCOUNTS

     The Company Accounts:

     14.1 Were prepared in accordance with the statutory and other accounting principles and practices applicable thereto in Spain and, subject to the foregoing, give a true and fair view of the Company as of the date on which they were prepared and of the results of the Company;

     14.2 set out completely and accurately the assets and liabilities of the Company and contain adequate provision for bad and doubtful debts, for all social security dues and Taxation (including deferred taxation) relating to any period ending on or before the date as of which they were prepared, and for all actual and contingent liabilities incurred or accruing before that date to the extent required by such statutory and other accounting principles and practices;

     14.3 were prepared on a basis consistent with that on which such Accounts of the Company were prepared for at least the three preceding years.

15.  BALANCE SHEET AND COMPANY EQUITY

     15.1 THE SELLERS guarantee that the assets shown in the balance sheet of the Company closed at 31 March 1999, attached to this document as APPENDIX 2 thereof, and in the Accounting Books of the Company, are not overvalued, and have been valued in accordance with the valuation rules applicable in Spain and with generally accepted accounting principles.

     15.2 THE SELLERS guarantee that the liabilities shown in the balance sheet of the Company closed at 31 March 1999, attached to this document as APPENDIX 2, thereof, and in the Accounting Books of the Company, are the only liabilities of the Company and are not undervalued, and have been valued in accordance with the valuation rules applicable in Spain and with generally accepted accounting principles. Full provision or reserve has been made for all liabilities and commitments of the Company when required.


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
          Furthermore, THE SELLERS guarantee that the Company has no other obligations which were derived prior to the close of such balance sheet, except those shown and duly provisioned as liabilities in the balance sheet.

     15.3 THE SELLERS state that since the date of close of the balance sheet (30 March 1999), the Company has not conducted any operations which are not in the normal course of business, and, in particular:

          - it has not granted any loans or guarantees to any of its shareholders, directors or employees, other than advance payments of salary and commission to nonshareholder employees or representatives.

          - it has not made nor shall it make any investments nor acquired nor shall acquire any commitments to invest in fixed assets which exceed in total TWO MILLION PESETAS (ptas. 2,000,000.).

          - it has not entered into any agreement or contract whatsoever, other than contracts for maintenance and purchases and sales arising from the normal course of operations, in which cases, where these have been with related companies, the prices have not been substantially different from habitual prices.

          - in general, it has not performed any action nor contracted any obligation which could materially vary the situation of the net assets nor the business perspectives of the Company.

16.  ASSETS

     16.1 The Company is owner of all its assets, and no purchase option, encumbrance or charge whatsoever affects the same.

     16.2 All Assets which are subject to registration in Public Registers are duly registered.

17.  WORKING CAPITAL AND STOCK

     The Company has sufficient working capital for the purposes of continuing to carry on its business in its present form and at its present level of turnover for the foreseeable future and for the purposes of executing, carrying out and fulfilling in accordance with their terms all orders, projects

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
      and contractual obligations which have been placed with or undertaken by the Company.

      All the stocks of the Company are in good and marketable condition, and comply with all the legal requisites applicable to its process and sale. In particular, goods deposited at the premises of customers, fulfil such requirements, and the Company possesses sufficient documentation to support their recovery or payment. Likewise, all stocks in deposit with customers are in good condition, and no claim may be made with respect to them.

      All the stocks of the Company within its product line are in marketable conditions and saleable at market price, subject to normal and appropriate stock provision as stated below.

      Due provision has been made in respect of stocks which may be affected by a loss of value in accordance with current valuation rules, on the basis of the prudence principle, all consistent with the principles applied in the accounts of the Company.

      The parties agree that an inventory of all the stocks at June 30, 1999 will be done in the company premises, at THE PURCHASER request, being the PURCHASER able to assist with a representative of Price Waterhouse.

18.   ABSENCE OF CONFLICTS

      The execution and delivery of this Agreement by the Seller will not conflict with or result in any breach of, or constitute an event of default or give rise to a right of termination or accelerate the time for performance required under any agreement entered into by the Company or result in the creation or imposition of any lien, charge or encumbrance upon any assets of the Company or the loss of any right, privilege, franchise, licence or permit which is material to the business of the Company or result in the violation by the Company of any applicable writ, order, injunction or decree of any local, national or supra-national government or governmental body or of any court of competent jurisdiction or give rise to or trigger any right of preemption.

19.   INSURANCE

      The Company has taken out and maintains fire, use and occupancy and other forms of insurance with reputable and sound insurers covering its property and assets and protecting its business in amounts and against such losses and claims as are generally maintained for comparable businesses and properties and:

      19.1 there are no circumstances which might lead to any liability under such insurance policies being avoided by the insurers, according to standards of preventions;

      19.2 no material claims have been made under any such insurance policies which remain outstanding and no event has occurred which may give rise to a claim;

      19.3 such policies of insurance will not lapse on the change of ownership of participations resulting from the performance of this Agreement.

20.   SUFFICIENCY OF ASSETS

      The assets and rights of the Company at Signature Date are sufficient to enable it to continue business as now carried on.

21.   PERSONAL OR MOVEABLE PROPERTY

      The Company is the owner of all of its personal or moveable property with good and marketable title thereto free an clear of any lien, charge, security interest, adverse claim or other encumbrance whatsoever. The uses to which such personal or moveable property have been put are not in breach in any material respect of any statute, by-law, ordinance, regulation or governmental restriction. The Company is not a party to any conditional sales contract, hire purchase agreement, security agreement or other title retention agreement.

22.   MATERIAL COMMITMENTS AND LIABILITIES

      The Company does not have:

      22.1. Outstanding borrowing, guarantee, indemnity or indebtedness in the nature of borrowing including any liability under acceptances (otherwise than in respect of normal trade bills) or any loans to third parties with the following exceptions:

      The company has granted a loan to French company S.A. DAM, subject to the following conditions:

      Amount of credit: 2,000,000 French Francs.

      Destination: Financing of working capital.

      Term: Between 31 July 1998 and 31 July 2003 (five-year term), the latter date being that on which the loan shall be definitively due and payable.

       Nominal interest rate per year is fixed at 5.25% (5.28% TAE). The interest shall accrue at the end of each month and the monthly amount is 37,971.97 FF.

22.2 mortgage, charge, lien or pledge or any obligation to create a mortgage, charge, loan or pledge or to secure any obligation or the performance of an obligation;

22.3 any contract or obligation which cannot readily be performed by it on time and without exceptional expenditure of money or effort.

23. ACCOUNTS RECEIVABLE

The accounts receivable of the Company are bona fide and collectible within the usual period for payment without any set-off or other claim.

Client receivable accounts shown as assets in the balance sheet and registered up to the date hereof correspond to sums truly due from solvent creditors, and THE SELLERS shall be liable for the solvency of same, except for such creditors and to the extent for which due provision has been made.

THE SELLERS are not aware of any reason why the level of sales to or purchases from any such customer or supplier should reduce after closing or why any such person would not deal with the Company under the new ownership.

The SELLERS represent that the usual average period for payments is 155 days from date of shipment to customers.

24. INTELLECTUAL AND INDUSTRIAL PROPERTY RIGHTS

The company has no intellectual property rights (trademarks, patents, designs, commercial names, etc.).

25. REAL PROPERTY LEASE AGREEMENTS

The company does not own any real state. The activity of the company is carried out in the offices leased by the company, copy of the lease agreement dated 1 March 1999 is attached as APPENDIX 3. The address of such offices is C/ Las Torres number 58, Sant Joan Despi (Barcelona).

25.1 No event has occurred or right has arisen (whether or not the same has subsequently lapsed) under a lease agreement of any lease property entitling the lessor to terminate the same prematurely;

      25.2 there are no circumstances which would entitle or require any third person to exercise any power of entry upon or of taking possession of the whole or part of any property leased by the Company or which would otherwise restrict or terminate the continued possession or occupation of any thereof;

      25.3 no third party rights are being infringed by the current use of any property leased by the Company the consequences of which infringement are material for the Company;

      25.4  no repairs to any property leased by the Company are outstanding;

26.   CONDITION OF EQUIPMENT, ETC

      All stock, facilities, machinery and equipment owned and used by the Company in connection with its businesses are in good operating condition, in a state of good repair and maintenance (reasonable wear and tear excepted) and valued in the Accounts in accordance with generally accepted accounting principles.

27.   CONTRACTS

      No contracts has been entered into by the Company in any way other than in the ordinary course of business (or are known to be likely to result in a loss on completion of performance) and the Company is not in breach of any contract.

28.   INSIDER CONTRACTS

      There is not any material contract or arrangement to which the Company is, or was, a party and in which the Company or any person beneficially interested in any part of the share capital of the Company or any Partner, or director of the Company is, or has been, interested either directly or indirectly and the Company is not a party to, nor has its profits or financial position been affected by, any contract or arrangement which was not of an entirely arm's length nature.

29.   INDEBTEDNESS

      The Company has not received any notice to repay under any agreement relating to any borrowing (or indebtedness in the nature of borrowing) which is repayable on demand; nor has the Company received notice that there has occurred any event of default under any agreement relating to any borrowing or indebtedness in the nature or borrowing or other credit facility to which the Company is a party.

30.     GUARANTEES

        The Company is not a party or bound by any agreement of guarantee, indemnification, assumption or endorsement or any like commitment of the obligations, liabilities (contingent or otherwise) or indebtedness.

31.     EMPLOYEES, AGENTS AND DIRECTORS

        The employees set out in the list of employees of the Company set forth in APPENDIX 4 hereto are the only employees who have a contract of employment with the Company. The Company has not entered into any unusual labour agreements and no pension plans or other plan providing any retirement benefits or similar rights have been created or entered into with respect to the employees. The Company is up to date in the payment of wages.

        The company and its officers have complied with all applicable laws and regulations, including health and safety.

        The Company has not entered into any contract or agreement granting a share of profits to employees, nor has it granted nor guaranteed any loans in favour of employees.

        The Company has not signed any agreements with its employees which contain special compensation clauses in the event of the resolution of such contract by the Company. "Special compensation clauses" shall be deemed to be such clauses which provide for compensation greater than the minimum established by Law or which, being permitted by Law, provide for compensation greater than that statutorily payable, in the absence of an express agreement thereto. Any claim made in this respect shall be the liability of THE SELLERS.

        The said APPENDIX 4 contains the category, salary and other remunerations together with service and types of contracts of the employees of the Company. The Company does not have any other corporate or labour obligations other than those specified in APPENDIX 4 hereto, to the extent that these are stated in the said Appendix and the balance sheet closed at 30 May 1999.

        The Company is affected the Collective Wage Agreement of the metal trading, reference D.O:G.C. 30.09.1997. No other collective bargaining agreement affects the Company's employees.

        Attached as APPENDIX 5 are listed all the Company's agents and distributors, affiliated and non-affiliated, including their commissions levied and their periods of service, and no contracts for such agents and distributors have been granted in writing.

     There is not in existence any written or unwritten contract of employment with a director or an employee of the Company which cannot be terminated by less than three months notice without giving rise to a claim for damages or compensation (other than a statutory redundancy payment or statutory compensation for unfair dismissal). There is not outstanding any agreement or arrangement to which the Company is a party for profit-sharing or for payment to any of its directors or employees of bonuses or for incentive payments or other similar matters. No dispute has arisen within the last one year between the Company and a material number or category of its employees. None of the contracts of employment of the employees of the Company contain terms outside those which would reasonably be regarded as being granted in the ordinary course of business for the Company.

32.  TAX RETURNS AND SOCIAL SECURITY

     The Company has duly filed in a timely manner all Tax Returns required to be filed by it, has made complete and accurate disclosure in such returns and has paid all Taxes shown on such returns as being due and payable and has also paid all assessments and re-assessments and all other Taxes, governmental charges, penalties, interest and fines due and payable by the Company up to the date hereof. There are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessment or re-assessment of Taxes or filing of any Tax Return by or payment of any Tax by, or levying of any governmental charge against the Company. There are no actions, audits, assessments, re-assessments, suits, proceedings, investigations or claims now threatened or pending against the Company in respect of taxes or governmental charges asserted by any such authority. The Company has withheld from each payment made by it the amount of all Taxes and other deductions required to be withheld therefrom and have paid the same to the proper taxing or other authority within the time prescribed under any applicable legislation or regulation.

     The Company is up to date in respect of all Labour or Social Security obligations, accrued prior to the date of the present document.

33.  SUBSIDIARIES

     The Company has no Subsidiaries nor any interest in the participations or right to participate in the profits or obligation to bear the losses of any other company, consortium, joint venture or partnership.

34.  MATERIAL DISCLOSURE

     All information and circumstances relating to the Company which are material to be known by a willing purchaser of the Participations have been accurately and completely disclosed by the Sellers to the Purchaser.

35.  CLIENTS

     No client of the Company has given any indication to the Seller that they will or may cease to be a client of the Company by reason of the transactions anticipated by this Agreement and the Seller has reason to believe that any client will so cease to be a client.

36.  SELLERS CONFLICTS

     The Sellers are not involved in any business which is in competition with that carried out by the Company.

37.  REGISTRATION

     The Company does not require any specific registration of its products for its activity.

38.  POWERS

     The Company has not granted any general powers or specific powers of attorney other than those set out in Mercantile Register at the Date of the Signature.

39.  BANKS

     The credit institutions with which the Company maintains relations as a client, are set out in APPENDIX 6 hereto, indicating the type or types of operations contracted, the persons authorized to draw funds and make decisions, and the amounts of same as of June 30, 1999, and THE SELLERS state that since these dates, no movements have been made which do not correspond to normal operations of the activity of the Company.

40.  "BONA FIDE"

     All the information provided by THE SELLERS has been correct and there has not been omitted any matter of vital or material importance, which if known beforehand, would have caused THE PURCHASER not to proceed with this purchase.

           APPENDIX 2



UNIMAND ESPANA SL

BALANCE SITUATION 31 - 03 - 1999



ASSETS



IMMOBILIZED

ESTABLISHMENT EXPENSES
201. Establishment expenses of the premises
202. Capital amplification expenses

IMMOBILIZED IMMATERIAL
215. Computing applications
281. Accumulated amortization

IMMOBILIZED MATERIAL
226. Furniture
227. Computing equipment
229. Others immobilized
281. Accumulated amortization
239. Advance for immobilized

IMMOBILIZED FINANCIAL
260. Constituted finances


CIRCULATING ASSETS

EXISTENCES
300. Goods

DEBTORS
430. Customers
440. Other debtors
473. Retention and payments
474. Anticipated taxes

TREASURY
566. Factoring SFF deposits
57. Saving funds and banks

TOTAL ASSETS

UNIMAND ESPANA SL

BALANCE SITUATION 31 - 03 - 1999


LIABILITIES


OWN FUNDS


100. Capital
121. Results of previous exercises

129. Period results (benefits)

DEBTS TO LONG TERM

160. Loans to long term to the group's companies

DEBTS TO SHORT TERM

400. Suppliers
410. Other creditors
465. Pending remuneration to the personnel
475. Public Treasury fiscal creditor
476. Social Security creditor
521. Expired short term debt
555. Application of pending consignment

TOTAL LIABILITIES


UNIMAND ESPANA S.L.

RESULTS FROM 31 - 03 - 1999

SALES
700. Sales
709. Rapels over the sales

SALES COSTS
600. Purchases
608. Purchases devolution
610. Stock changes

GROSS MARGIN

OTHER EXPLOITATION REVENUES
759. Advertising participation
75. Other revenues

PERSONNEL EXPENSES
640. Wages and salaries
642. Social charges
6231. Commissions

EXTERNAL SERVICES
621. Rents
623. Professional services
624. Transports
625. Insurance premiums
626. Banking services
627. Advertising and propaganda
628. Supplies
629. Other expenses (inc. Traveling)
631. Other tributes

EXPLOITATION RESULTS

FINANCIAL REVENUES
769. Financial revenues
768. Positive exchange difference

FINANCIAL EXPENSES
662. Long term debts interests
663. Short term debts interests
664. Consignment expenses and SFF
665. Discounts over sales p.p.
668. Negative exchange difference
669. Other financial expenses

ORDINARY ACTIVITIES RESULT

EXTRAORDINARY REVENUES
EXTRAORDINARY EXPENSES

PERIOD RESULT (BENEFITS)

APPENDIX 3

RENTING CONTRACT OF THE BUSINESS PREMISES  6364

RENTING OBJECT


On the premises.....Bajos -1..............approximate area.........250 m2
Placed in.........Calle Las Torres....................Nr. 58
City of ...............San Juan Despi.....Province.........Barcelona

San Juan Despi, March 1, 1999, brought together:

Mr. Francisco Muro born in Valencia, province of Valencia, of __ years of age, marital status divorced and of profession business manager, resident at Calle Cadaques, 3 - Gava, with D.N.I. number (ID number) X - 1287463 - S, issued in Barcelona on July 4, 1997, C.I.F number (Tax code) B60419124, acting as Unimand Espana S.L.administrator ON A LEASEHOLDER CONCEPT AND,

Mr. Joaquin Jimenez Trivino

Born in Cornella, province Barcelona of 74 years of age, with D.N.I number (ID number) 36737973, issued in San Feliu de Llobregat on April 23, 1990, C.I.F number (Tax code) 36737973G as owner,

AGREE ON

1. Renting the premises mentioned above for ONE YEAR, for the price of EIGHTY FIVE THOUSAND pesetas every month, and also agree on the conditions explained on the next page attached to this contract, which are part of the same.
2. This lease is subject to the VAT, and its subscription will include all those concepts, which integrate the quantity to pay by the leaseholder, appearing by separate on the rent receipts.


And to put this on record, both parts sign on the indicated place and date.


LEASEHOLDER                              OWNER

ADDITIONAL CONDITIONS ATTACHED TO THE RENTING CONTRACT

On regard to the premises at Bajos Primera on Calle Ls Torres 58, In San Juan Despi, extended on a contract of the class/ serial number 6346.

        1st. The length of the term of this contract is of ONE YEAR, and it will start from today. After this term of ONE YEAR, the contract will be automatically considered extended month by month for a maximum of TWELVE MONTHS, both for leaseholder and owner, as long as any of the parts does not report anything two months before.

        To have the right of the successive extensions, the leaseholder will have to be up to date with the payment of the rent, and to finish the contract during the extensions period, the tenant will have to notify in writing his intentions to the owner and minimum sixty days before.

        2nd. Both parts, with the explicit resignation to what it is established by the article 34 of the L.A.U., the agreement states that after the extinction of the contract due to the passing of the established period, the tenant will not have the right to ask the owner for any compensations.

        3rd. The premises object of this contract, will be used exclusively to the DISTRIBUTION OF UNIVERSAL REMOTE CONTROLS. In the case that other activities are developed, even though similar to the one mentioned, the owner would have the right to terminate the contract for considering this as an offence.

        4th. The object of the renting is exclusively the surface placed within the wall of the premises, being specially excluded the face, the sides of the entrance, the attic, the lobby and its stairway. Consequently, the leasing to which this contract is referred will not give the right to neither enter nor use the attic or terrace of the property.

        5th. In the case of the tenant's decease, the heir or legate that continues the activity, will be able to have the rights and obligations until the end of the contract.

        Expressly, it will be agreed as an amplification of what it is foreseen in the article 33 of the L.A.U., that this continuation should be notified on a irrefutable way to the owner, for his efficiency, within two months after the date of decease of the leaseholder; and the owner would have the right to rise the rent on a fifteen percent.

        6th. Both parts, with their explicit resignation of what it is established by the article 31 of the L.A.U, it is agreed that in the case that the premises is sold as an independent property, the leaseholder will not have the right to have preference over the purchase of the same.

        7th. The tenant, with the explicit resignation of what it is established by the article 32 of the L.A.U., will be obligated to not to rent entirely or partially or to hand over the premise rented, without the explicit permission and in writing of the owner. In the case that the tenant does not carry out this condition, the owner would be able to terminate the contract.

        8th. The leaseholder declares that knows the characteristics and the conditions of the premises and accepts them; as well as its urbanistic qualities and the allowed administrative uses.

        9th. The purchase, conservation, repair or substitution of the supplies meters and their consume cost, are the tenant's exclusive responsibility.

The premises are rented in its actual state with the general mains and connections or existent lines for the supplies available in the building.

The leaseholder will be able to make arrangements with the correspondent supply companies for all or some of the supplies available in the building.

If modifications are needed in the property or in the rented premises, the tenant will be entirely in charge of the costs as long as he is interested on these modifications or in the continuity of a particular supply. Previously he will have to consult with the owner for his approval and report him about the project on the changes that may be done or that is being required by the supplying company.

        10th. On the same way the tenant will take care of the costs caused by damage on glass windows, locks and other implements or tools within the installations, conservation and repair costs of water, gas, heating, sanitary and services systems, water heater, TV antenna, particularly drains, blockages, kitchen repairs, sinks, laundry rooms, air conditioning and pipes, as well as the repair and conservation of blinds. All this as long as these implements are available in the building.

        11th. The owner of the property and its administrator are exempt of all responsibility of any supply.

        12th. The owner will not be held responsible if, for some reason the competent organizations do not authorize the tenant to open his business. The correspondent taxes or contribution must be the tenant's responsibility.

        13th. If there is no supply of direct water through individual meters, the administrator in order to precede to authorize such an installation, will sign on behalf of the tenant's name as many documents as necessary obligating himself to formalize the correspondent policy, and getting the respective meter. This installation will be considered as an improvement of the premises.

        14th. The leaseholder will be responsible of any damaged caused to objects or people by the installation of these services on the rented premises.

        15th. The tenant will not make alterations of any kind in the premises without a previous permission of the administrator or the owner. The tenant will pay the costs of the authorized alterations, and they will be a benefit for the property, not having the right to any compensation at any moment. The leaseholder will also pay the costs of the town council permits.

        16th. The tenant, with the explicit resignation of what it is established by the article 21 of the L.A.U., will be responsible of the premises and he is obliged to its preservation for its right used. This will not give the right to have any compensation nor to finish the contract during this period nor to stop or reduce the rent payments.

        17th. Both parts, with the explicit resignation to what it is established by the article 22 and 26 of the L.A.U., agreed that in the case that the owner wants to make repairs or alterations in the property, this one will have to notify within three months in advance of his intentions to the leaseholder. The tenant will not have the right to disagree with the owner unless he notifies him within a month that these alterations affect him directly. The tenant will resign to any reduction of the rent affecting the part of the premises that he cannot use while the alterations are being made and will not receive any compensation for the costs that will have to carry.

        18th. The leaseholder is obliged to:

        A) Not installing transmissions, engines, machines etc. that may produce annoying vibrations to other neighbors of the building or other buildings in the area, or that may affect the consistency and preservation of the building.

        B) Not to store or manipulate within the premises any kind of explosive, flammable, uncomfortable or unhealthy materials and will have to respect the relevant regulations.

        C) Allow the access into the premises to the owner, administrator and to those workers that have been sent for any of them to inspect or repair damages that could affect the building.

        D) In the case that these premises are integrated, within a building, on a Community Regime of Horizontal Property, the tenant will have to follow all the statutory rules and the agreements of the Property Community, in order to use the services and common elements to have a good relationship with other members of the building

        19th. Both parts agree that the total rent, paid by the leaseholder during the contract period or its extensions, will fit the percentile variations that take place every year and that are regulated by the national Institute of Statistics, applying this way over that rent, the percentile which represents the existent difference between the indexes that correspond to this period.

February 1999 will be the reference month for the application of the first update and for the following ones the one that corresponds to the last update. The updated rent will be required to the tenant from the following first month being this notified by the interested part, mentioning the applied alteration.

In any case the delay of this application will mean that is no longer valid.

        20th. The leaseholder is also obliged to:

        A) Pay the rent, legal rising and the costs and services of the building in advance in the administrator's office and within the first seven days of each agreed period. The rent can be also payable by standing order, which will be done from a bank or saving fund. The delay on the payment of the rent will produce automatically interests in favor of the owner part. These interests are relative to the legal money interest and to the date from which those debts are current until the day that these have been paid. All this without counting on judicial or extrajudicial actions that need to be taken to obtain the performance of the obligations and/ or dismissal which costs will be carried by the tenant.

        B) Pay the costs originated by this same contract such as the stamp, management, registry, administrator honorary for his work and process and inscription on the Registry of Property.

        C) Pay the increase of the Fire Insurance or Risk fee of the building.

        D) Pay the total amount of the real state taxes that belongs to the rented premises. When this fee is not individualized, it will be divided in proportion to the surface of each premises.

        E) The payment of the VAT (art.11, nr.2, section 2 of the Tax Law 37/1992) and also of the total amount of each rent receipt which specifies, depending on the legal type applied in its right moment and automatically, de correspondent VAT fee, which it will be mentioned apart from other concepts, and being each receipt as an invoice.

        F) By the Real Decreto 113/1998 January 30th., this rent has deductions depending on the type applied in each moment. The deduction will mentioned apart from other concepts of the receipt and it will be paid three -monthly by the leaseholder. The tenant is obliged also to issue, at the on of each period, a credited certificate of the deductions and deposits that have been done.

        G) Pay, independently of the agree rent, the general costs for the right preservation of the building, as well as its services, taxes, and responsibilities that are not individual and that correspond to the rented premises or its accessories if it has them. This costs, will be updated every year having repercussions for the leaseholder the variations that may be performed and that will be specified as a different concept and apart from the rent, but both included in the same rent receipt.

        21st. The leaseholder will hands over in this act the sum of ONE HUNDRED AND SIXTY THOUSAND pesetas as deposit concept. The administrator is in charge of handing over this amount to the owner of the property.

After five years, the deposit will be updated every year, including it into the amount of the rent that is received every two months. The existence of this deposit will not be used as an excuse to delay the payment of the rent or any of the amounts assumed by the tenant.

        22nd. Both parts will be able to submit under the supervision of the correspondent legal organizations, any disagreement, law suit or question that may occur due to the interpretation of this document, which in this case they will agree to do what is said by the law.

        23rd. The tenant will enjoy of a lack of the rent payment for fifteen days, from today, as compensation for the alteration work and conditioning of the premises, which costs are paid by the tenant. These alterations will be a benefit for the property at the end of the contact, and will not give any right to the leaseholder to have any kind of compensation for them.

        24th. The water and electricity supplies are arranged by the property. The tenant will be responsible of the consume, maintenance and change of name costs on behalf of the supplying companies.

        25th. The premises, object of this contract, have available lowered kerb which is legalized. The leaseholder is responsible of the payment of the correspondent municipal taxes.



        San Juan Despi, March 1st, 1999


THE LEASEHOLDER                   OWNER

APPENDIX 4


1. WORKER
2. ANTIQUITY
3. ANNUAL GROSS SALARY:
        3.1 SALARY
        3.2 EXTRA PAYMENTS
4. SALARY UNTIL 31 - 05 - 99
        4.1 PERMANENT
        4.2 VARIABLE
               4.2.1 COMMISSIONS
               4.2.2 ASSISTANCE
               4.2.3 LANGUAGES
5. PROFESSIONAL CATEGORIES
        5.1 GENERAL MANAGER
        5.2 SALESMAN
        5.3 OFFICE CLERK
        5.4 UPGRADE & EXCHANGE DEPARTMENT
6. CONTRACT TYPE
        6.1 INDEFINITE
        6.2 INDEFINITE WITH BONUS
        6.3 ORDINARY INDEFINITE



APPENDIX 5

NAME

ADDRESS

INITIAL DATE

APPENDIX 6


ACCOUNT BALANCE OF UNIMAND ESPANA S.L. JUNE 29, 1999



BANK: CAIXA DE CATALUNYA
      SANT JOAN DESPI - VERDAGUER


               -  ACCOUNT NUMBER 0201063174
                      5.670.407 PESETAS


               -  SAVING FUNDS ACCOUNT NUMBER 0101447688
                      4.844.449 PESETAS


               -  FACTORCAT ACCOUNT NUMBER 0201163927
                      327.667 PESETAS



BANK: GENERALE BANK
      PASEO DE GRACIA 85
      BARCELONA


               -  ACCOUNT NUMBER 0214001087
                      659.037 PESETAS



PERSON AUTHORISED:  MR. FRANCISCO MURO